Exhibit 10.3

STATE BOARD OF ADMINISTRATION OF FLORIDA 1801 HERMITAGE BOULEVARD TALLAHASSEE, FLORIDA 32308 (850) 488-4406 POST OFFICE BOX 13300 32317-3300	RICK SCOTT GOVERNOR AS CHAIRMAN JEFF ATWATER CHIEF FINANCIAL OFFICER AS TREASURER PAM BONDI ATTORNEY GENERAL AS SECRETARY ASH WILLIAMS EXECUTIVE DIRECTOR & CIO

REIMBURSEMENT CONTRACT

Effective: June 1, 2013

(Contract)

between

HOMEOWNERS CHOICE PROPERTY AND CASUALTY INSURANCE COMPANY

(Company)

NAIC # 12944

and

THE STATE BOARD OF ADMINISTRATION OF THE STATE OF FLORIDA (SBA)

WHICH ADMINISTERS THE FLORIDA HURRICANE CATASTROPHE FUND (FHCF)

PREAMBLE

The Legislature of the State of Florida has enacted Section 215.555, Florida Statutes “Statute”, which directs the SBA to administer the FHCF. This Contract, consisting of the principal document entitled Reimbursement Contract, addressing the mandatory FHCF coverage, and Addenda, is subject to the Statute and to any administrative rule adopted pursuant thereto, and is not intended to be in conflict therewith. All provisions in the principal document are equally applicable to each Addendum unless specifically superseded by one of the Addenda.

In consideration of the promises set forth in this Contract, the parties agree as follows:

ARTICLE I - SCOPE OF AGREEMENT

As a condition precedent to the SBA’s obligations under this Contract, the Company, an Authorized Insurer or an entity writing Covered Policies under Section 627.351, Florida Statutes, in the State of Florida, shall report to the SBA in a specified format the business it writes which is described in this Contract as Covered Policies.

The terms of this Contract shall determine the rights and obligations of the parties. This Contract provides reimbursement to the Company under certain circumstances, as described herein, and does not provide or extend insurance or reinsurance coverage to any person, firm, corporation or other entity. The SBA shall reimburse the Company for its Ultimate Net Loss on Covered Policies, which were in force and in effect at the time of the Covered Event causing the loss, in excess of the Company’s Retention as a result of each Loss Occurrence commencing during the Contract Year, to the extent funds are available, all as hereinafter defined.

ARTICLE II - PARTIES TO THE CONTRACT

This Contract is solely between the Company and the SBA which administers the FHCF. In no instance shall any insured of the Company or any claimant against an insured of the Company, or any other third party, have any rights under this Contract, except as provided in Article XIV. The SBA will only disburse funds to the Company, except as provided for in Article XIV of this Contract. The Company shall not, without the prior approval of the Office of Insurance Regulation, sell, assign, or transfer to any third party, in return for a fee or other consideration any sums the FHCF pays under this Contract or the right to receive such sums.

ARTICLE III - TERM

This Contract shall apply to Loss Occurrences which commence during the period from 12:00:01 a.m., Eastern Time, June 1, 2013, to 12:00 midnight, Eastern Time, May 31, 2014 (Contract Year).

The Company must designate a coverage level, make the required selections, and return this fully executed Contract (two originals) to the FHCF Administrator so that the Contract is received by the FHCF Administrator no later than 5 p.m., Central Time, March 1, 2013. Failure to do so may result in a referral to the Office of Insurance Regulation within the Department of Financial Services for administrative action. Furthermore, the Company’s coverage level under this Contract will be deemed as follows:

(1)	For Companies that are a member of a National Association of Insurance Commissioners (NAIC) group, the same coverage level selected by the other Companies of the same NAIC group shall be deemed. If executed Contracts for none of the members of an NAIC group have been received by the FHCF Administrator, the coverage level from the prior Contract Year shall be deemed.

(2)	For Companies that are not a member of an NAIC group under which other Companies are active participants in the FHCF, the coverage level from the prior Contract Year shall be deemed.

(3)	For New Participants, as that term is defined in Article V(21), that are a member of an NAIC group, the same coverage level selected by the other Companies of the same NAIC group shall be deemed.

(4)	For New Participants that are not a member of an NAIC group under which other Companies are active participants in the FHCF, the 45%, 75% or 90% coverage levels may be selected providing that the FHCF Administrator receives executed Contracts within 30 calendar days of the effective date of the first Covered Policy, otherwise, the 45% coverage level shall be deemed.

Pursuant to the terms of this Contract, the SBA shall not be liable for Loss Occurrences which commence after the effective time and date of expiration or termination. Should this Contract expire or terminate while a Loss Occurrence covered hereunder is in progress, the SBA shall be responsible for such Loss Occurrence in progress in the same manner and to the same extent it would have been responsible had the Contract expired the day following the conclusion of the Loss Occurrence in progress.

ARTICLE IV - LIABILITY OF THE FHCF

(1)	The SBA shall reimburse the Company, with respect to each Loss Occurrence commencing during the Contract Year for the “Reimbursement Percentage” elected, this percentage times the amount of Ultimate Net Loss paid by the Company in excess of the Company’s Retention, as adjusted pursuant to Article V(28), plus 5% of the reimbursed losses for Loss Adjustment Expense Reimbursement.

(2)	The Reimbursement Percentage will be 45% or 75% or 90%, at the Company’s option as elected under Article XVIII.

(6)	Borrowing Capacity

This term means the amount of funds which are able to be raised by the issuance of revenue bonds or through other financing mechanisms, less bond issuance expenses and reserves.

(7)	Citizens Property Insurance Corporation (Citizens)

This term means the entity formed under Section 627.351(6), Florida Statutes, and refers to both Citizens Property Insurance Corporation Coastal Account and Citizens Property Insurance Corporation Personal Lines and Commercial Lines Accounts.

(8)	Contract

This term means this Reimbursement Contract for the current Contract Year.

(9)	Covered Event

This term means any one storm declared to be a hurricane by the National Hurricane Center which causes insured losses in Florida. A Covered Event begins when a hurricane causes damage in Florida while it is a hurricane and continues throughout any subsequent downgrades in storm status by the National Hurricane Center regardless of whether the hurricane makes landfall. Any storm, including a tropical storm, which does not become a hurricane is not a Covered Event.

(10)	Covered Policy or Covered Policies

(a)	Covered Policy, as defined in Section 215.555(2)(c), Florida Statutes, is further clarified to mean only that portion of a binder, policy or contract of insurance that insures real or personal property located in the State of Florida to the extent such policy insures a Residential Structure, as defined in definition (27) herein, or the contents of a Residential Structure, located in the State of Florida.

(b)	Due to the specialized nature of the definition of Covered Policies, Covered Policies are not limited to only one line of business in the Company’s annual statement required to be filed by Section 624.424, Florida Statutes. Instead, Covered Policies are found in several lines of business on the Company’s annual statement. Covered Policies will at a minimum be reported in the Company’s statutory annual statement as:

1.	Fire

2.	Allied Lines

3.	Farmowners Multiple Peril

4.	Homeowners Multiple Peril

5.	Commercial Multiple Peril (non liability portion, covering condominiums and apartments)

6.	Inland Marine

Note that where particular insurance exposures, e.g., mobile homes, are reported on an annual statement is not dispositive of whether or not the exposure is a Covered Policy.

(c)	This definition applies only to the first-party property section of a policy pertaining strictly to the structure, its contents, appurtenant structures, or ALE coverage.

(d)	Covered Policy also includes any collateral protection insurance policy covering personal residences which protects both the borrower’s and the lender’s financial interest, in an amount at least equal to the coverage for the dwelling in place under the lapsed homeowner’s policy, if such policy can be accurately reported as required in Section 215.555(5), Florida Statutes. A Company will be deemed to be able to accurately report data if the required data, as specified in the Premium Formula adopted in Section 215.555(5), Florida Statutes, is available.

(e)	See Article VI of this Contract for specific exclusions.

(11)	Deductible Buy-Back Policies

This term means a specific policy that provides coverage to a policyholder for some portion of the policyholder’s deductible under a policy issued by another insurer.

(12)	Estimated Claims-Paying Capacity of the FHCF

This term means the sum of the projected Balance of the Fund as of December 31 of a Contract Year, plus any reinsurance purchased by the FHCF, plus the most recent estimate of the Borrowing Capacity of the FHCF, determined pursuant to Section 215.555(4)(c), Florida Statutes.

Reimbursement Premiums have been billed as of December 31 and the amount of bond proceeds has been determined.

(24)	Premium

This term means the same as Reimbursement Premium.

(25)	Projected Payout Multiple

The Projected Payout Multiple is used to calculate a Company’s projected payout pursuant to Section 215.555(4)(d)2., Florida Statutes. The Projected Payout Multiple is derived by dividing the estimated single season Claims-Paying Capacity of the FHCF by the estimated total aggregate industry Reimbursement Premium for the FHCF for the Contract Year, The Company’s Reimbursement Premium as paid to the SBA for the Contract Year is multiplied by the Projected Payout Multiple to estimate the Company’s coverage from the FHCF for the Contract Year.

(26)	Reimbursement Premium

This term means the Premium determined by multiplying each $1,000 of insured value reported by the Company in accordance with Section 215.555(5)(b), Florida Statutes, by the rate as derived from the Premium Formula, as described in Rule 19-8.028, F.A.C.

(27)	Residential Structures

This term means dwelling units, including the primary structure and appurtenant structures insured under the same policy and any other structures covered under endorsements associated with a policy covering a residential structure. Covered Residential Structures do not include any structures listed under Article VI herein or structures used solely for non-residential purposes.

(28)	Retention

The Company’s Retention means the amount of hurricane losses under Covered Policies which must be incurred by the Company before it is eligible for reimbursement from the FHCF.

(a)	When the Company experiences covered losses from one or two Covered Events during the Contract Year, the Company’s full Retention shall be applied to each of the Covered Events.

(b)	When the Company experiences covered losses from more than two Covered Events during the Contract Year, the Company’s full Retention shall be applied to each of the two Covered Events causing the largest covered losses for the Company. For each other Covered Event resulting in covered losses, the Company’s Retention shall be reduced to one-third of its full Retention and applied to all other Covered Events.

1.	All reimbursement of covered losses for each Covered Event shall be based on the Company’s full Retention until December 31 of the Contract Year. Adjustments to reflect a reduction to one-third of the full Retention shall be made on or after December 31 of the Contract Year provided the Company reports its losses as specified in this Contract.

2.	Adjustments to the Company’s Retention shall be based upon its paid and outstanding losses as reported on the Company’s Proof of Loss Reports but shall not include incurred but not reported losses. The Company’s Proof of Loss Reports shall be used to determine which Covered Events constitute the Company’s two largest Covered Events, and the reduction to one-third of the full Retention shall be applied to all other Covered Events for the Contract Year. After this initial determination, any subsequent adjustments shall be made by the SBA only if the quarterly loss reports reveal that loss development patterns have resulted in a change in the order of Covered Events entitled to the reduction to one- third of the full Retention.

(c)	The Company’s full Retention is established in accordance with the provisions of Section 215.555(2)(e), Florida Statutes, and shall be determined by multiplying the Retention Multiple by the Company’s Reimbursement Premium for the Contract Year.

(d)	Once the Company’s limit of coverage has been exhausted, the Company will not be entitled to further reimbursements.

(8)	Any exposure for hotels, motels, timeshares, shelters, camps, retreats, and any other rental property used solely for commercial purposes.

(9)	Any exposure for homeowner associations if no habitational structures are insured under the policy.

(10)	Any exposure for homes and condominium structures or units that are non-owner occupied and rented for six (6) or more rental periods by different parties during the course of a twelve (12) month period.

(11)	Commercial healthcare facilities and nursing homes; however, a nursing home which is an integral part of a retirement community consisting primarily of habitational structures that are not nursing homes will not be subject to this exclusion.

(12)	Any exposure under commercial policies covering only appurtenant structures or structures that do not function as a habitational structure (e.g., a policy covering only the pool of an apartment complex).

(13)	Policies covering only Additional Living Expense.

(14)	Any exposure for barns or barns with apartments.

(15)	Any exposure for builders risk coverage or new Residential Structures still under construction.

(16)	Any exposure for recreational vehicles, golf carts, or boats (including boat related equipment) requiring licensing and written on a separate policy or endorsement.

(17)	Any liability of the Company for extra contractual obligations or liabilities in excess of original policy limits. This exclusion includes, but is not limited to, amounts paid as bad faith awards, punitive damages awards, or other court-imposed fines, sanctions, or penalties; or other amounts in excess of the coverage limits under the Covered Policy.

(18)	Any losses paid in excess of a policy’s hurricane limit in force at the time of each Covered Event, including individual coverage limits (i.e., building, appurtenant structures, contents, and additional living expense), or other amounts paid as the result of a voluntary expansion of coverage by the insurer, including, but not limited to, a waiver of an applicable deductible. This exclusion includes overpayments of a specific individual coverage limit even if total payments under the policy are within the aggregate policy limit.

(19)	Any losses paid under a policy for Additional Living Expense, written as a time element coverage, in excess of the Additional Living Expense exposure reported for that policy under the Data Call for the applicable Contract Year (unless policy limits have changed effective after June 30 of the Contract Year).

(20)	Any losses for which the Company’s claims files do not adequately support. Claim file support shall be deemed adequate if in compliance with the Records Retention Requirements outlined on the Form FHCF-L1B (Proof of Loss Report) applicable to the Contract Year.

(21)	Amounts paid to reimburse a policyholder for condominium association loss assessments or under similar coverages for contractual liabilities.

(22)	Losses in excess of the sum of the Balance of the Fund as of December 31 of the Contract Year and the amount the SBA is able to raise through the issuance of revenue bonds or by the use of other financing mechanisms, up to the limit pursuant to Section 215.555(4)(c), Florida Statutes.

(23)	Any liability assumed by the Company from Pools, Associations, and Syndicates. Exception: Covered Policies assumed from Citizens under the terms and conditions of an executed assumption agreement between the Authorized Insurer and Citizens are covered by this Contract.

(24)	All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

ARTICLE IX - REIMBURSEMENT PREMIUM

(1)	The Company shall, in a timely manner, pay the SBA its Reimbursement Premium for the Contract Year. The Reimbursement Premium for the Contract Year shall be calculated in accordance with Section 215.555, Florida Statutes, with any rules promulgated thereunder, and with Article X(2).

(2)	The Company’s Reimbursement Premium is based on its June 30 exposure in accordance with Article X, except as provided for New Participants under Article X, and is not adjusted to reflect an increase or decrease in exposure for Covered Policies effective after June 30 nor is the Reimbursement Premium adjusted when the Company cancels policies or is liquidated or otherwise changes its business status (merger, acquisition, or termination) or stops writing new business (continues in business with its policies in a runoff mode). Similarly, new business written after June 30 will not increase or decrease the Company’s FHCF Reimbursement Premium or impact its FHCF coverage. FHCF Reimbursement Premiums are required of all companies based on their writing Covered Policies in Florida as of June 30, and each company’s FHCF coverage as based on the definition in Section 215.555(2)(m), Florida Statutes, shall exist for the entirety of the Contract Year regardless of exposure changes, except as provided for New Participants under Article X.

(3)	Since the calculation of the Actuarially Indicated Premium assumes that the Companies will pay their Reimbursement Premiums timely, interest charges will accrue under the following circumstances. A Company may choose to estimate its own Premium installments. However, if the Company’s estimation is less than the provisional Premium billed, an interest charge will accrue on the difference between the estimated Premium and the final Premium. If a Company estimates its first installment, the Administrator shall bill that estimated Premium as the second installment as well, which will be considered as an estimate by the Company. No interest will accrue regarding any provisional Premium if paid as billed by the FHCF’s Administrator, except in the case of an estimated second installment as set forth in this Article, Also, if a Company makes an estimation that is higher than the provisional Premium billed but is less than the final Premium, interest will not accrue. If the Premium payment is not received from a Company when it is due, an interest charge will accrue on a daily basis until the payment is received. Interest will also accrue on Premiums resulting from submissions or resubmissions finalized after December 1 of the Contract Year. An interest credit will be applied for any Premium which is overpaid as either an estimate or as a provisional Premium. Interest shall not be credited past December 1 of the Contract Year. The applicable interest rate for interest credits will be the average rate earned by the SBA for the FHCF for the first four months of the Contract Year. The applicable interest rate for interest charges will accrue at this rate plus 5%.

ARTICLE X - REPORTS AND REMITTANCES

(1)	Exposures

(a)	If the Company writes Covered Policies before June 1 of the Contract Year, the Company shall report to the SBA, unless otherwise provided in Rule 19-8.029, F.A.C., no later than the statutorily required date of September 1 of the Contract Year, by ZIP Code or other limited geographical area as specified by the SBA, its insured values under Covered Policies as of June 30 of the Contract Year as outlined in the annual reporting of insured values form, FHCF- D1A (Data Call) adopted for the Contract Year under Rule 19-8.029, F.A.C., and other data or information in the format specified by the SBA.

(b)	If the Company first begins writing Covered Policies on or after June 1 but prior to December 1 of the Contract Year, the Company shall report to the SBA, no later than February 1 of the Contract Year, by ZIP Code or other limited geographical area as specified by the SBA, its insured values under Covered Policies as of November 30 of the Contract Year as outlined in the Supplemental Instructions for New Participants section of the Data Call adopted for the Contract Year under Rule 19-8.029, F.A.C., and other data or information in the format specified by the SBA.

$1,000, then the Company shall pay $1,000. The Premium payment is due no later than April 1 of the Contract Year. The Company’s Retention and coverage will be determined based on the total Premium due as calculated above.

(d)	A New Participant that first begins writing Covered Policies on or after December 1 through and including May 31 of the Contract Year shall pay the FHCF a Reimbursement Premium of $1,000 upon execution of this Contract.

(e)	The requirement that the Reimbursement Premium is due on a certain date means that the Premium shall be in the physical possession of the FHCF no later than 2 p.m., Eastern Time, on the due date applicable to the particular installment. If remitted by check to the FHCF’s Post Office Box, the check shall be physically in the Post Office Box 100822, Atlanta, GA 30384- 0822, as set out on the invoice sent to the Company. If remitted by check by hand delivery, the check shall be physically on the premises of the FHCF’s bank in College Park, Georgia, as set out on the invoice sent to the Company. If remitted electronically, the wire transfer shall have been completed to the FHCF’s account at its bank in Atlanta, Georgia, as set out on the invoice sent to the Company. If the applicable due date is a Saturday, Sunday or legal holiday, then the actual due date will be the day immediately following the applicable due date which is not a Saturday, Sunday or legal holiday. For purposes of the timeliness of the remittance, neither the United States Postal Service postmark nor a postage meter date is in any way determinative. Premium checks sent to the SBA in Tallahassee, Florida, or to the FHCF’s Administrator in Minneapolis, Minnesota, will be returned to the sender. Reimbursement Premiums not in the physical possession of the FHCF by 2 p.m., Eastern Time, on the applicable due date are late.

(f)	Except as required by Section 215.555(7)(c), Florida Statutes, or as described in the following sentence, Reimbursement Premiums, together with earnings thereon, received in a given Contract Year will be used only to pay for losses attributable to Covered Events occurring in that Contract Year or for losses attributable to Covered Events in subsequent Contract Years and will not be used to pay for past losses or for debt service on revenue bonds. Pursuant to Section 215.555(6)(a)1., Florida Statutes, Reimbursement Premiums and earnings thereon may be used for payments relating to revenue bonds in the event emergency assessments are insufficient. If Reimbursement Premiums or earnings thereon are used for debt service on revenue bonds, then the amount of the Reimbursement Premiums or earnings thereon so used shall be returned, without interest, to the Fund when emergency assessments or other legally available funds remain available after making payment relating to the revenue bonds and any other purposes for which emergency assessments were levied.

(3)	Claims and Losses

(a)	In General

1.	Claims and losses resulting from Loss Occurrences commencing during the Contract Year shall be reported by the Company and reimbursed by the FHCF as provided herein and in accordance with the Statute, this Contract, and any rules adopted pursuant to the Statute. For a Company participating in a quota share primary insurance agreement(s) with Citizens Property Insurance Corporation Coastal Account, Citizens and the Company shall report only their respective portion of losses under the quota share primary insurance agreement(s). Pursuant to Section 215.555(4)(c), Florida Statutes, the SBA is obligated to pay for losses not to exceed the Actual Claims-Paying Capacity of the FHCF, up to the limit in accordance with Section 215.555(4)(c)1., Florida Statutes, for any one Contract Year.

2.	If the Company is in non-compliance with Section 215.555, Florida Statutes for any Contract Year, including deadlines for sending in Contracts, addenda or attachments to Contracts, Data Call submissions or resubmissions, loss reports, or in responding to SBA exam requirements, the SBA reserves the right to withhold any payments or advances until such time the Company becomes compliant.

and no later than December 31 of each year and shall continue until the earlier of the commutation process described in (3)(d) below or until all claims and losses resulting from the Loss Occurrence are fully discharged including any adjustments to such losses due to salvage or other recoveries.

5.	The SBA, except as noted below, will determine and pay, within 30 days or as soon as practicable after receiving Proof of Loss Reports, the reimbursement amount due based on losses paid by the Company to date and adjustments to this amount based on subsequent quarterly information. The adjustments to reimbursement amounts shall require the SBA to pay, or the Company to return, amounts reflecting the most recent determination of losses.

a.	The SBA shall have the right to consult with all relevant regulatory agencies to seek all relevant information, and shall consider any other factors deemed relevant, prior to the issuance of reimbursements.

b.	The SBA shall require commercial self-insurance funds established under Section 624.462, Florida Statutes, to submit contractor receipts to support paid losses reported on a Proof of Loss Report, and the SBA may hire an independent consultant to confirm losses, prior to the issuance of reimbursements.

c.	The SBA shall have the right to conduct a claims examination prior to the issuance of any advances or reimbursements submitted by Companies that have been placed under regulatory supervision by a State or where control has been transferred through any legal or regulatory proceeding to a state regulator or court appointed receiver or rehabilitator.

6.	All Proof of Loss Reports received will be compared with the FHCF’s exposure data to establish the facial reasonableness of the reports. The SBA may also review the results of current and prior Contract Year exposure and loss examinations to determine the reasonableness of the reported losses. Except as noted in paragraph 4. above, Companies meeting these tests for reasonableness will be scheduled for reimbursement. Companies not meeting these tests for reasonableness will be handled on a case-by-case basis and will be contacted to provide specific information regarding their individual book of business. The discovery of errors in a Company’s reported exposure under the Data Call may require a resubmission of the current Contract Year Data Call which, as the Data Call impacts the Company’s Premium, Retention, and coverage for the Contract Year, will be required before the Company’s request for reimbursement or an advance will be fully processed by the Administrator.

(c)	Loss Reimbursement Calculations

1.	In general, the Company’s paid Ultimate Net Losses must exceed its full FHCF Retention for a specific Covered Event before any reimbursement is payable from the FHCF for that Covered Event. As described in Article V(28)(b), Retention adjustments will be made on or after December 31 of the Contract Year. No interest is payable on additional payments to the Company due to this type of Retention adjustment. Each Company sustaining reimbursable losses will receive the amount of reimbursement due under the Contract up to the amount of the Company’s payout. If more than one Covered Event occurs in any one Contract Year, any reimbursements due from the FHCF shall take into account the Company’s Retention for each Covered Event. However, the Company’s reimbursements from the FHCF for all Covered Events occurring during the Contract Year shall not exceed, in aggregate, the Projected Payout Multiple or Payout Multiple, as applicable, times the individual Company’s Reimbursement Premium for the Contract Year.

2.

In determining reimbursements under this Contract, the SBA shall reimburse each of the Companies, including entities created pursuant to Section 627.351(6), Florida Statutes, for the amount (if any) of reimbursement due under the individual Company’s Contract, but not to exceed for all Loss Occurrences, an amount equal to the Projected Payout Multiple or the

SBA of its portion of any amount or amounts so mutually agreed and certified by the Company’s certifying actuary shall constitute a complete and final release of the SBA in respect of all claims and losses, both reported and unreported, under this Contract.

b.	If agreement on present value cannot be reached within 90 days of the FHCF’s receipt of the final Proof of Loss Report(s) and supporting documentation, the Company and the SBA may mutually appoint an actuary, adjuster, or appraiser to investigate and determine such claims or losses. If both parties then agree, the SBA shall pay its portion of the amount so determined to be the present value of such claims or losses.

c.	If the parties fail to agree, then any difference shall be settled by a panel of three actuaries, as provided in this paragraph.

i.	One actuary shall be chosen by each party, and the third actuary shall be chosen by those two actuaries. If either party does not appoint an actuary within 30 days, the other party may appoint two actuaries. If the two actuaries fail to agree on the selection of an independent third actuary within 30 days of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots.

ii.	All of the actuaries shall be regularly engaged in the valuation of property claims and losses and shall be members of the Casualty Actuarial Society and of the American Academy of Actuaries.

iii.	None of the actuaries shall be under the control of either party to this Contract.

iv.

Each party shall submit its case to the panel in writing on the 30th day after the appointment of the third actuary. Following the submission of the case to the panel, the parties are prohibited from providing any further information or other communication except at the request of the panel. Such responses to requests from the panel must be in writing and simultaneously provided to the other party and all members of the panel, except that the panel may require the response to be provided in a meeting or teleconference attended by both parties and all members of the panel.

v.	The decision in writing of any two actuaries, when filed with the parties hereto, shall be final and binding on both parties.

d.	The reasonable and customary expense of the actuaries and of the commutation (as a result of b. and c. above) shall be equally divided between the two parties. Said commutation shall take place in Tallahassee, Florida, unless some other place is mutually agreed upon by the Company and the SBA.

(4)	Advances

(a)	In accordance with Section 215.555(4)(e), Florida Statutes, the SBA may make advances for loss reimbursements as defined herein, at market interest rates, to the Company in accordance with Section 215.555(4)(e), Florida Statutes. An advance is an early reimbursement which allows the Company to continue to pay claims in a timely manner. Advances will be made based on the Company’s paid and reported outstanding losses for Covered Policies (excluding all incurred but not reported [IBNR] losses) as reported on a Proof of Loss Report, and shall include Loss Adjustment Expense Reimbursement as calculated by the FHCF. In order to be eligible for an advance, the Company must submit its exposure data for the Contract Year as required under paragraph (1) of this Article. Except as noted below, advances, if approved, will be made as soon as practicable after the SBA receives a written request, signed by two officers of the Company, for an advance of a specific amount and any other information required for the specific type of advance under subparagraphs (c) and (e) below. All reimbursements due to a Company shall be offset against any amount of outstanding advances plus the interest due thereon.

(b)	For advances or excess advances, which are advances that are in excess of the amount to which the Company is entitled, the market interest rate shall be the prime rate as published in the Wall

3.	Advances to limited apportionment companies.

Section 215.555(4)(e)3., Florida Statutes, provides that the SBA may advance the amount of estimated reimbursement payable to limited apportionment companies.

(e)	In determining whether or not to grant an advance and the amount of an advance, the SBA:

1.	Shall determine whether its assets available for the payment of obligations are sufficient and sufficiently liquid to fulfill its obligations to other Companies prior to granting an advance;

2.	Shall review and consider all the information submitted by such Companies;

3.	Shall review such Companies’ compliance with all requirements of Section 215.555, Florida Statutes;

4.	Shall consult with all relevant regulatory agencies to seek all relevant information;

5.	Shall review the damage caused by the Covered Event and when that Covered Event occurred;

6.	Shall consider whether the Company has substantially exhausted amounts previously advanced;

7.	Shall consider any other factors deemed relevant; and

8.	Shall require commercial self-insurance funds established under section 624.462, Florida Statutes, to submit a copy of written estimates of expenses in support of the amount of advance requested.

(f)	Any amount advanced by the SBA shall be used by the Company only to pay claims of its policyholders for the Covered Event or Covered Events which have precipitated the immediate need to continue to pay additional claims as they become due.

(5)	Delinquent Payments

Failure to submit a payment when due is a violation of the terms of this Contract and Section 215.555, Florida Statutes. Interest on late payments shall be due as set forth in Article VIII(2) and Article IX(2) of this Contract.

(6)	Inadequate Data Submissions

If exposure data or other information required to be reported by the Company under the terms of this Contract is not received by the FHCF in the format specified by the FHCF or is inadequate to the extent that the FHCF requires resubmission of data, the Company will be required to pay the FHCF a resubmission fee of $1,000 for resubmissions that are not a result of an examination by the SBA. If a resubmission is necessary as a result of an examination report issued by the SBA, the first resubmission fee will be $2,000. If the Company’s examination-required resubmission is inadequate and the SBA requires an additional resubmission(s), the resubmission fee for each subsequent resubmission shall be $2,000. A resubmission of exposure data may delay the processing of the Company’s request for reimbursement or an advance.

(7)	Delinquent Submissions

Failure to submit an exposure submission, resubmission, loss report, or commutation documentation when due is a violation of the terms of this Contract and Section 215.555, Florida Statutes.

(8)	Confidential Information/Trade Secret Information

Pursuant to the provisions of Section 215.557, Florida Statutes, the reports of insured values under Covered Policies by ZIP Code submitted to the SBA pursuant to Section 215.555, Florida Statutes, are confidential and exempt from the provisions of Section 119.07(1), Florida Statutes, and Section 24(a), Art. I of the State Constitution. If other information submitted by the Company to the FHCF could reasonably be ruled a “trade secret” as defined in Section 812.081, Florida Statutes, such information must be clearly marked “Trade Secret Information.”

ARTICLE XI - TAXES

In consideration of the terms under which this Contract is issued, the Company agrees to make no deduction in respect of the Premium herein when making premium tax returns to the appropriate underwriting manual, a copy of its rating manual, and staff to respond to the questions of the SBA or its agents. The Company is also required to retain declarations pages and policy applications to support reported exposure. To meet the requirement that the application must be retained, the Company may retain either the actual application or may retain the actual application in an electronic format. A complete list of records to be retained is set forth in Form FHCF-EAP1, adopted for the Contract Year under Rule 19-8.030, F.A.C.

(3)	Examination Requirements for Loss Reports

The Company shall retain complete and accurate records of all reported losses and/or advances submitted to the SBA until the SBA has completed its examination of the Company’s reimbursable losses and commutation for the Contract Year (if applicable) has been concluded. The records to be retained are set forth as part of the Proof of Loss Report, Form FHCF-L1B, adopted for the Contract Year under Rule 19-8.029, F.A.C., and Form FHCF-LAP1, adopted for the Contract Year under Rule 19-8.030, F.A.C. The Company must also retain the required exposure exam file for the Contract Year in which the loss occurred, and must have available any other information which would allow for a complete examination of the Company’s losses.

(4)	Examination Procedures

(a)	The FHCF will send an examination notice to the Company providing the commencement date of the examination, the site of the examination, any accommodation requirements of the examiner, and the reports and data which must be assembled by the Company and forwarded to the FHCF upon request. The Company shall be prepared to choose one location in which to be examined, unless otherwise specified by the SBA.

(b)	The reports and data are required to be forwarded to the FHCF as set forth in an examination notice letter. The information is then forwarded to the examiner. If the FHCF receives accurate and complete records as requested, the examiner will contact the Company to inform the Company as to what policies or other documentation will be required once the examiner is on site. Any records not required to be provided to the examiner in advance shall be made available at the time the examiner arrives on site. Any records to support reported losses which are provided after the examiner has left the work-site will, at the SBA’s discretion, result in an additional examination of exposure and/or loss records or an extension or expansion of the examination already in progress. All costs associated with such additional examination or with the extension or expansion of the original examination shall be borne by the Company.

(c)	At the conclusion of the examiner’s work and the management review of the examiner’s report, findings, recommendations, and work papers, the FHCF will forward an examination report to the Company and require a response from the Company by a date certain as to the examination findings and recommendations.

(d)	If the Company accepts the examination findings and recommendations, and there is no recommendation for additional information, the examination report will be finalized and the exam file closed.

(e)	If the Company disputes the examiner’s findings, the areas in dispute will be resolved by a meeting or a conference call between the Company and FHCF management.

(f) 1.	If the recommendation of the examiner is to resubmit the Company’s exposure data for the Contract Year in question, then the FHCF will send the Company a letter outlining the process for resubmission and including a deadline to resubmit. The resubmission will include a data file to be submitted to the FHCF’s Administrator and an exam file to be submitted to the offices of the SBA. The resubmission is also required to be accompanied by a detailed written description of the specific changes made to the resubmitted data. Once the resubmission is received by the FHCF’s Administrator, the FHCF’s Administrator calculates a revised Reimbursement Premium for the Contract Year which has been examined. The SBA shall then review the resubmission with respect to the examiner’s findings, and accept the resubmission or contact the Company with any questions regarding the resubmission. Once allowing the FHCF to make loss reimbursements (net of any amounts payable to the SBA from the Company or FIGA) to FIGA before the examinations are completed and before the response time expires for claims filing by reinsurers and financial institutions, which have a priority interest in those funds pursuant to Section 215.555(4)(g), Florida Statutes. Such agreements must ensure the availability of the necessary records and adequate security must be provided so that if the FHCF determines that it overpaid FIGA on behalf of the Company, or if claims are filed by reinsurers or financial institutions having a priority interest in these funds, that the funds will be repaid to the FHCF by FIGA within a reasonable time.

ARTICLE XV - TERMINATION

The FHCF and the obligations of both parties under this Contract can be terminated only as may be provided by law or applicable rules.

ARTICLE XVI - VIOLATIONS

Pursuant to the provisions of Section 215.555(10), Florida Statutes, any violation of the terms of this Contract by the Company constitutes a violation of the Insurance Code of the State of Florida. Pursuant to the provisions of Section 215.555(11), Florida Statutes, the SBA is authorized to take any action necessary to enforce any administrative rules adopted pursuant to Section 215.555, Florida Statutes, and the provisions and requirements of this Contract.

ARTICLE XVII - APPLICABLE LAW

This Contract shall be governed by and construed according to the laws of the State of Florida in respect of any matter relating to or arising out of this Contract.

ARTICLE XVIII - REIMBURSEMENT CONTRACT ELECTIONS

(1)	Reimbursement Percentage

For purposes of determining reimbursement (if any) due the Company under this Contract and in accordance with the Statute, the Company has the option to elect a 45% or 75% or 90% reimbursement percentage under this Contract. If the Company is a member of an NAIC group, all members must elect the same reimbursement percentage, and the individual executing this Contract on behalf of the Company, by placing his or her initials in the box under (a) below, affirms that the Company has elected the same reimbursement percentage as all members of its NAIC group. If the Company is an entity created pursuant to Section 627.351, Florida Statutes, the Company must elect the 90% reimbursement percentage. The Company shall not be permitted to change its reimbursement percentage during the Contract Year. The Company shall be permitted to change its reimbursement percentage at the beginning of a new Contract Year, but may not reduce its reimbursement percentage if a Covered Event required the issuance of revenue bonds, until the bonds have been fully repaid.

IMPORTANT NOTE: The FHCF has issued revenue bonds as a result of its liabilities for Covered Events under the Contract Year effective June 1, 2005. As those bonds have not been fully repaid, the Company may not select a Reimbursement Percentage that is less than its selection under the prior Contract Year effective June 1, 2012.

The Reimbursement Percentage elected by the Company for the prior Contract Year effective June 1, 2012 was as follows: Homeowners Choice Property and Casualty Insurance Company - 90%

(a)	NAIC Group Affirmation: Initial the following box if the Company is part of an NAIC Group:

N/A

(b)	Reimbursement Percentage Election: The Company hereby elects the following Reimbursement Percentage for the Contract Year from 12:00:01 a.m., Eastern Time, June 1, 2013, to 12:00 a.m., Eastern Time, May 31, 2014, (the individual executing this Contract on behalf of the Company shall place his or her initials in the box to the left of the percentage elected for the Company):

                    45%         OR                             75%        OR             90%

(2)	Reporting Exposure for a Single Structure, with a Mix of Commercial Habitational and Commercial Non-Habitational Exposure, Written on a Commercial Policy

This section is applicable to all Companies which either have exposure for single structures with a mix of commercial habitational and commercial non-habitational exposure written under a Commercial Policy, or have the authority to write such policies. If the Company does not have the authority to write this type of exposure, this section does not apply; initial the N/A box at the end of this section, which completes this section of ARTICLE XVIII. If the Company does write, or has the authority to write, this type of exposure, please read and complete the remainder of this section.

Commercial-Residential Class Code

If a single structure is used for both habitational and non-habitational purposes and the structure has a commercial-residential class code (based on a classification plan on file with and reviewed by the Administrator), the entire exposure for the structure should be reported to the FHCF under the Data Call, and the FHCF will reimburse losses for the entire structure as well.

Commercial Non-Residential/Business Class Code

If a single structure is used for both habitational and non-habitational purposes and the structure has a commercial non-residential or business class code (based on a classification plan on file with and reviewed by the Administrator), the habitational portion of that structure should be identified and reported to the FHCF under the Data Call.

However, in recognition of the unusual nature of commercial structures with incidental habitational exposure and the hardship some companies may face in having to carve out such incidental habitational exposure, as well as the losses to such structures, the FHCF will accommodate these companies by allowing them to exclude the entire exposure for the single structure from their Data Call submission, providing the following two conditions are met:

(a)	The decision to not carve out and report the incidental habitational exposure shall apply to all such structures insured by the Company; and

(b)	If the incidental habitational exposure is not reported to the FHCF, the Company agrees it shall not report losses to the structure and the FHCF shall not reimburse any losses to the structure.

Initial the CARVING box below if the Company is able to carve out and report its incidental habitational exposure, OR, if this requirement presents a hardship, the Company must communicate its decision to not carve out and to not report the incidental exposure by having the individual executing this Contract on behalf of the Company placing his or her initials in the NOT CARVING box below. If the Company does not currently write such policies, but has the authority to write such policies after the start date of this Contract, the decision to carve or not carve out the incidental habitational exposure must be indicated below.

	OR		OR
CARVING		NOT CARVING		NOT APPLICABLE

By initialing the CARVING or NOT CARVING box above, the Company is making an irrevocable decision for the corresponding Contract Year Data Call submission and any subsequent resubmissions.

Important Note: Since this election will impact your Data Call submission, please share this decision with the individual(s) responsible for compiling your Data Call submission.

(3)	Additional Living Expense (ALE) Written as Time Element Coverage

If your Company writes Covered Policies that provide ALE coverage on a time element basis (i.e., coverage is based on a specific period of time as opposed to a stated dollar limit), you must initial the ‘Yes - Time Element ALE’ box below. If your Company does not write time element ALE coverage, initial ‘No - Time Element ALE’ box below.

OR
Yes - Time		No - Time
Element ALE		Element ALE

ARTICLE XIX - SIGNATURES

Approved by:

Florida Hurricane Catastrophe Fund
By:	State Board of Administration of the State of Florida

By:		5/15/13

	Ashbel C. Williams	Date
Executive Director & CIO

Approved as to legality:

By:		5/15/13

	MINDY K. RAYMAKER ASSISTANT GENERAL COUNSEL	Date

Homeowners Choice Property and Casualty Insurance Company

Scott Wallace / President, Property & Casualty
Typed/Printed Name and Title

By:		2/20/2013

	Signature	Date